UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       ANDERSON, DON C.
       P O BOX 1556
       MESQUITE, NV  89024
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       USEG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
      SEPTEMBER  1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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    $.01 PAR VALUE COMMON S|N/A   |    | |NONE              |   |N/A        |9,795              |D (a) |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON S|N/A   |    | |NONE              |   |N/A        |21,000             |D (b) |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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STOCK OPTION (RIGHT TO|$6.00/SH|N/A  |    | |           |   |06/15|06/15|COMMON STOCK|25,000 |N/A    |25,000      |D  |            |
 BUY)                 |        |     |    | |           |   |/98  |/08  |            |       |       |            |   |            |
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STOCK OPTION (RIGHT TO|$6.00/SH|09/25|D   |V|25,000     |D  |06/15|06/15|COMMON STOCK|25,000 |N/A    |-0-         |D  |            |
 BUY) (c)             |        |/98  |    | |           |   |/98  |/08  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
a) Includes 3,055 shares held in an Idividual Retirement Account established for the benefit of the Reporting Person.
b) Consists of 21,000 shares subject to forfeiture by the Reporting Person until such time the Reporting Person either retires, becomes totally disabled, is not reelected to the board of directors of USEG or upon his death.
c) Cancellation of stock option. Replacement stock options will be issued provided shareholder approval of amendments to the Issuer's Incentive
Stock Option Plan is obtained at the Issuer's 1998 Annual Meeting of
Shareholders.
SIGNATURE OF REPORTING PERSON
     /s/    Don C. Anderson
DATE
     October 9, 1998